Exhibit 10.42

THE TRAVELERS COMPANIES, INC.
POLICY REGARDING EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT

The Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company”) believes that it is appropriate to have a policy regarding the recoupment of incentive compensation from any Covered Executive (as defined below) in certain situations involving fraud or willful misconduct resulting in a financial restatement. The Company’s policy reads as follows:

It is the Company’s policy that, subject to the terms of this policy, the Company will require reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a Covered Executive after February 1, 2010 where the Compensation Committee of the Board has determined that all of the following factors are present: (a) the award and/or payout thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Covered Executive engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement and (c) a lower award and/or payout thereof would have been made to the Covered Executive based upon the restated financial results.

Incentive compensation shall be granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee of the Board, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the Covered Executive’s cash incentive bonus award and/or equity-based incentive compensation paid or issued to the Covered Executive in excess of the amount that would have been paid or issued based on the restated financial results (the “Excess Amount”).

Any recoupment under this policy shall be in addition to, and shall not preclude, any other remedies that may be available to the Company.  Accordingly, the remedies provided for under this policy shall be in addition to, and shall not be preclude, any remedies against the Covered Executive for fraud or misconduct, whether or not there is a restatement.  If the Board learns of any misconduct by a Covered Executive that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate.

Notwithstanding the foregoing, if the Compensation Committee determines (taking into account such factors and circumstances as it deems appropriate, which may include costs to the Company of doing so and any fines, penalties or legal or other expenses which were or may be incurred by the Covered Executive) that, after recovery of an Excess Amount from a Covered Executive, the Covered Executive is nonetheless unjustly enriched, it may seek recovery of more than such Excess Amount up to the entire amount of the incentive compensation.

For purposes of this policy, the term “Covered Executive” means (a) any member of the Management Committee of the Company and (b) any other “officer” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the principal accounting officer.  “Management Committee” means the most senior policy setting group of executives within the Company.